AMENDMENT TO THE
SERVICES AGREEMENT
THIS AMENDMENT made as of February 21, 2018 ("Amendment") to that certain Services Agreement dated as of January 1, 2018  ("Agreement"), by and between Allianz Variable Insurance Products Fund of Funds Trust ("Client") and Citi Fund Services Ohio, Inc. ("Service Provider" and, with the Client, referred to herein individually as "Party" and collectively as "Parties").  All capitalized terms used but not defined herein shall have the meaning given to them in the Agreement.  This Amendment shall be effective as of June 1, 2018 (anticipated compliance date for Forms N-CEN and N-PORT) or, if such date is extended by the U.S. Securities and Exchange Commission ("SEC"), the compliance date as identified by the SEC as it pertains to the Client.
WHEREAS, the Service Provider performs certain administrative and accounting services; and
WHEREAS, the Parties now wish to amend the Agreement pursuant to this Amendment to account for providing services related to SEC Forms N-CEN and N-PORT.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties hereby agree as follows:
1. Services Schedule (Schedule 2)
Schedule 2 of the Agreement is deleted and replaced with the Schedule 2 attached hereto.
2. Exhibit A – Fee Letter
Exhibit A of the Agreement is deleted and replaced with the Exhibit A attached hereto.
3. Attachment 1 to Fee Letter – Fee Schedule
Attachment 1 to the Fee Letter of the Agreement is deleted and replaced with the Attachment 1 to Fee Letter attached hereto.

4. Representations and Warranties.
(a)
Each Party represents and warrants to the other that it has full power and authority to enter into and perform this Amendment, that this Amendment has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(b)	The Client represents that it has provided this Amendment to the Board.

5. Miscellaneous.
(a)
This Amendment supplements and amends the Agreement.  The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)
Each reference to the Agreement in the Agreement and in every other agreement, contract or instrument to which the Parties are bound, shall hereafter be construed as a reference to the Agreement as separately amended by this Amendment.  Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect.  No amendment or modification to this Amendment shall be valid unless made in writing and executed by each Party hereto.

(c)	Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.
(d)	This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.
* * * * *
IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.
Allianz Variable Insurance Products Fund of Funds Trust		Citi Fund Services Ohio, Inc.
By:	/s/ Brian Muench	By:	/s/ Jay Martin
Name:	Brian Muench	Name:	Jay Martin
Title:	Vice President	Title:	President
Date:	2/26/18	Date:	2-27-18

Schedule 2 to Services Agreement – Services
Appendix A – Fund Administration Services

Service Provider shall provide the Services listed on this Schedule 2 to the Client and any series thereof listed on Schedule 5 (each, a "Fund"), subject to the terms and conditions of the Agreement (including the Schedules).

I.	Services
1.	Registration Statements, Financial Statements, Proxy Statements and other SEC Filings:
(a)
For each Fund, prepare for review and approval of the Client drafts of (i) the annual report to Shareholders and (ii) the semi-annual report. Subject to review and approval by the Client, file the final versions thereof on Form N-CSR with the SEC.

(b)	Prepare and file the Fund's Form N-CEN annually.
(c)	Assist with the layout and printing of prospectuses and the Funds' semi-annual and annual reports to Shareholders.
(d)	Prepare and file holdings reports on Form N-Q with the SEC, as required at the end of the first and third fiscal quarters of each year, effective through the period ending March 31, 2019
(e)	Prepare and file holdings reports on Form N-PORT with the SEC, as required at the end of each month, effective for the period beginning June 1, 2018.
2.	Certain Operational Matters
(a)
Calculate contractual Fund expenses and make disbursen1ents for the Funds, including trustee and vendor fees and compensation and annual reporting of such on IRS Forms 1099-MISC and 1096, as applicable. Disbursements shall be subject to review and approval of an Authorized Person and shall be made only out of the assets of the applicable Fund.

(b)	Prepare an annual projection of the Funds' non-asset based expense accruals prior to the beginning of each fiscal year of each Fund and monitor actual and accrued expenses.
(c)	Compute, as appropriate, each Funds' dividend payables and dividend factors.
(d)	Assist the Funds' transfer agent with respect to the payment of dividends and other distributions to Shareholders.
(e)	At the request of, and subject to the review and approval by the Client and Fund Counsel, prepare drafts of fund-related plans, policies and procedures or amendment thereto for existing Funds.
(f)
Calculate performance data of the Funds for dissemination to (i) the Client, including the Board, (ii) up to fifteen (15) information services covering the investment company industry and (iii) other parties, as requested by the Client and agreed to by Service Provider.

(g)
Assist the Client in obtaining and maintaining fidelity bonds and directors and officers/errors and omissions insurance policies for the Client in accordance with applicable Investment Company Act of 1940, as amended (the "1940 Act") rules and file such fidelity bonds and any applicable, related notices with the SEC.

(h)
Assist  the  Client  in  developing  appropriate  portfolio  compliance  procedures  for  each  Fund to monitor compliance with the 1940 Act and other relevant regulations,  and provide compliance monitoring services with respect to such procedures  as reasonably  requested  by the Client, provided that such compliance must be determinable by reference to the Fund 's accounting records.

(i)	Monitor and advise the client and the Funds on their regulated investment company status under the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
(j)	Assist the Client and Fund Counsel in responding to routine regulatory examinations or investigations.
(k)	Monitor wash sales annually.
(l)	Prepare informational schedules for use by the Client's auditors in connection with such auditor's preparation of the Client's tax returns.
(m)	Coordinate with independent auditors concerning the Client's regular annual audit.
(n)
Upon the Client's request, the Service Provider will assist the Client with the following:  (a) semi-annual reviews of financial reports, (b) revisions to policies, procedures and code of ethics, (c) preparation of responses for regulatory examinations and inquiries, and (d) layout of print of prospectuses and semi-annual and annual reports to Shareholders.

(o)	Provide support for the Annual Prospectus Update, including, but not limited to, providing the required financial information for the filings.
(p)	Provide support for new fund development and filings, including pro forma expense projects as well as any financial information for the initial registration statement filing.
(q)	Perform comparative analysis of Client Fund audit expenses incurred to audit expenses incurred by similar 3rd party fund products as reasonably requested by the Client including the Board.
3.	Compliance Services
(a)
The parties mutually agree to coordinate and cooperate in connection with the ongoing maintenance of written compliance policies and procedures which, in the aggregate, shall be deemed by the Board of Trustees of the Client (the "Board") to be reasonably designed to prevent the Client from violating the provisions of the Federal securities laws applicable to the Client (the "Applicable Securities Laws"), as required under Rule 38a-1 under the 1940 Act (the "Fund Compliance Program").

(b)
The Client agrees to provide Citi with copies of its current compliance policies and procedures and furnish (and cause its investment advisers and other service providers to furnish) all such additional information as may reasonably relate to the Fund Compliance Program. Such additional information shall include compliance and related information pertaining to the investment adviser and any other service providers to the Client other than Citi. Citi shall maintain the creation of a written document or documents designed to embody the overall Fund Compliance Program and the oversight of the compliance programs of the service providers to the Client as provided in Rule 38a-1 ("38a-1 Service Providers"). Upon approval by the Board, the Funds' compliance policies and procedures and the compliance policies and procedures of its 38a-1 Service Providers shall constitute the Fund Compliance Program. Citi will provide the following services in relation to the Fund

(i)	Assist the Client with the maintenance of written compliance policies and procedures (the "Fund Compliance Program") which, in the aggregate, shall be deemed by the Client's Board to be

(ii)
reasonably designed to prevent the Client from violating the provisions of the Federal securities laws applicable to the Client (the "Applicable Securities Laws"), as required under Rule 38a-1 under the 1940 Act.

(iii)
Assist the Client's Chief Compliance Officer (the "CCO") in the preparation and evaluation of the results of annual reviews of the compliance policies and procedures of the service providers to the Client as provided in Rule 38a-1 ("Service Providers").

(iv)	Provide support services to the CCO, including support for conducting an annual review of the Fund Compliance Program.
(v)	Assist the CCO in developing standards for reports to the Board by Service Provider and other service providers to the Client.
(vi)	Assist the CCO in developing standards for reports to the Board by the CCO.
(vii)
Assist the CCO in preparing or providing documentation for the Board to make findings and conduct reviews pertaining to the Fund Compliance Program and compliance programs and related policies and procedures of service providers.

(viii)
Perform risk-based testing and reporting of the compliance policies and procedures of each service (other than the Compliance Services) provided to the Client by Service Provider pursuant to this Agreement, taking into account reasonable requests from the CCO to the extent practicable.

(ix)
Provide copies of any compliance policies and procedures and any amendments thereto relating to Service Provider as the Client or the CCO may reasonably request in connection with the Fund Compliance Program.

(x)
Provide information reasonably requested by the CCO or the Board in connection with the Board's determination regarding the adequacy and effectiveness of the compliance policies and procedures of Service Provider.

4.	Money Market Fund Reporting
With respect to each Fund regulated as a money market fund pursuant to Rule 2a-7 of the 1940 Act (a "Money Market Fund"), Service Provider shall:
(a)	Provide the Client's schedules of investments for monthly posting on the Fund's website.
(b)	Prepare and file the Client's portfolio holdings and coordinate the compilation of other data with the Client's investment adviser for monthly filing with the SEC on Form N-MFP.
(c)	Provide the Fund's portfolio holdings to the Client's investment adviser for monthly filing with the SEC on Form N-MFP.
5.	Performance Reporting Services
From time to time, upon request of the Client, provide performance reporting services ("Performance Reporting Services") consisting of one or more of the following:
(a)	Creation of templates for the management's Discussion of Fund Performance ("MDFP") section of the annual or semi-annual report;
(b)	Creation of templates for, and typesetting of, the annual and semi-annual reports, including the financial statements;

(c)	Population of the templates with data obtained from third parties, and coordination with third parties responsible for the review of the MDFP; and
(d)	Coordination with the print vendor for final printing of the annual and semi-annual reports; and
(e)	Creation of templates, and preparation of reports to the Client's Board.
II. Notes and Conditions Related to Fund Administration Services

1.
With respect to any document to be filed with the SEC, the Client shall be responsible for all expenses associated with causing such document to be converted into an EDGAR format prior to filing, as well as all associated filing and other fees and expenses.

2.
If requested by the Client with respect to a fiscal period during which Service Provider served as financial administrator, Service Provider will provide a sub-certification pertaining to Service Provider's services consistent with the requirements of the Sarbanes-Oxley Act of 2002.

Schedule 2 to Services Agreement – Services
Appendix B – Fund Accounting Services

I.	Services
1.	Record Maintenance
Citi will keep and maintain the books and records of each Fund required under Rule 31a-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), including:
(a)
Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

(b)
General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest  received, as required by subsection (b)(2)(i) of the Rule.

(c)	Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule.
(d)	A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.
2.	Accounting Services
In addition to the maintenance of the books and records specified above, Citi shall perform the following accounting services daily for each Fund:
(a)
Allocate income and expense and calculate the net asset value per share ("NAV") of each class of shares offered by each Fund in accordance with the relevant provisions of the applicable Prospectus of each Fund and applicable regulations under the 1940 Act.

(b)
Apply securities pricing information as required or authorized under the terms of the valuation policies and procedures of the  Client  ("Valuation Procedures"),  including (A) pricing information from independent pricing services, with respect to securities for which market quotations are readily available, (B) if applicable to a particular Fund or Funds, fair value pricing information or adjustment factors from independent fair value pricing services or other vendors approved by the Client (collectively, "Fair Value Information Vendors") with respect to securities for which market quotations are not readily available, for which a significant event has occurred following the close of the relevant market but prior to the Fund's pricing time, or which are otherwise required to be made subject to a fair value determination under the Valuation Procedures, and (C) prices obtained from each Fund's investment adviser or other designee, as approved by the Board. The Client instructs and authorizes Service Provider to provide information pertaining to the Funds' investments to Fair Value Information Vendors in connection with the fair value determinations made under the Valuation Procedures and other legitimate purposes related to the services to be provided hereunder.

Note:  The Client acknowledges that while Service Provider's services related to fair value pricing are intended to assist the Client and the Board in its obligations to price and monitor pricing of Fund investments, Service Provider does not assume responsibility for the accuracy or appropriateness of pricing information or methodologies, including any fair value pricing information or factors.
(c)
Coordinate the preparation of reports that are prepared or provided by Fair Value Information Vendors which help the Client to monitor and evaluate its use of fair value pricing information under its Valuation Procedures.

(d)	Assist the Client in identifying instances where market prices are not readily available, or are unreliable, each as set forth within parameters included in the Client's Valuation Procedures.
(e)	Verify and reconcile with the Funds' custodian all daily trade activity.
(f)
Compute, as appropriate, each Fund's net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity; (and other yields or standard or non-standard performance information as mutually agreed).

(g)
Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values  and  dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ; and as agreed, in certain cases, to newspapers.

(h)	If applicable, report to the Board, or otherwise at the Client's request, the periodic market pricing of securities in any money market Funds, with the comparison to the amortized cost basis.
(i)	Determine and report unrealized appreciation and depreciation on securities held in variable net asset value funds.
(j)
Amortize premiums and accrete discounts on fixed income securities purchased at a price other than face value, in accordance with the Generally Accepted Accounting Principles of the United States or any successor principles.

(k)	Update fund accounting system to reflect rate changes, as received from a Fund's investment adviser or a third party vendor, on variable interest rate instruments.
(l)	Post Fund transactions to appropriate categories.
(m)
Accrue expenses of each Fund according to instructions received from the Client's Administrator, and submit changes to accruals and expense items to authorized officers of the Client (who are not Service Provider employees) for review and approval.

(n)	Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts.
(o)	Provide accounting reports in connection with the Client's regular annual audit, and other audits and examinations by regulatory agencies.
(p)	Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.
(q)
For Fund of Funds, per standing instructions or as otherwise directed by Client, create trade tickets and money movement directives between funds, and deliver corresponding instructions to transfer agent(s), custodian(s), and where applicable other third parties per prescribed cash allocations provided at the direction of the Client on a daily basis.

3.	Financial Statements and Regulatory Filings
Citi shall also perform the following additional accounting services for each Fund:
(a)	Provide monthly a hard copy of the unaudited financial statements described below, upon request of the Client. The unaudited financial statements will include the following items:
(i)	Unaudited Statement of Assets and Liabilities,
(ii)	Unaudited Statement of Operations,

(iii)	Unaudited Statement of Changes in Net Assets, and
(iv)	Unaudited Condensed Financial Information
(b)	Provide accounting information for the following: (in compliance with Regulation S-X, as applicable) federal and state income tax returns and federal excise tax returns;
(i)	the Client's annual reports with the SEC on Forms N-CEN and the N-CSR,
(ii)	the Client's quarterly schedules of investment for filing with the SEC on Form N-Q, effective through the period ending March 31, 2019;
(iii)	the Client's monthly schedules of investment for filing with the SEC on Form N-PORT, effective for the period beginning June 1, 2018;
(iv)	the Client's annual and semi-annual shareholder reports and quarterly Board meetings;
(v)	registration statements on Form N-1A, Form N-14 and other filings relating to the registration of shares;
(vi)	the Client's administrator's monitoring of the Funds' status as a resulted investment company under Subchapter M of the Internal Revenue Code, as amended;
(vii)	annual audit by the Client's auditors; and
(viii)	examinations performed by the SEC.
(c)	Calculate turnover and expense ratio.
(d)	Prepare schedule of Capital Gains and Losses.
(e)	Provide daily cash report.
(f)	Maintain and report security positions and transactions in accounting system.
(g)	Prepare Broker Commission Report
(h)	Monitor expense limitations.
(i)	Provide unrealized gain/loss report.

II. Notes and Conditions Related to Fund Accounting Services

1.	Subject to the provisions of Sections 2 and 6 of the Agreement, Service Provider's liability with respect to NAV Differences (as defined below) shall be as follows:
(a)
During each NAV Error Period (as defined below) resulting from a NAV Difference that is at least $0.01 but that is less than 1/2 of 1%, Service Provider shall reimburse each applicable Fund for any net· losses to the Fund; and

(b)
During each NAV Error Period resulting from a NAV Difference that is at least 1/2 of 1%, Service Provider shall reimburse each applicable Fund on its own behalf and on behalf of each shareholder of such Fund for any losses experienced by the Fund or any Fund shareholder, as applicable; provided, that Service Provider's reimbursement responsibility shall not exceed the

(c)
lesser of (i) the net loss that the Fund incurs or (ii) the costs to the Fund of reprocessing the shareholder transactions during the NAV Error Period; provided, further, however, that Service Provider shall not be responsible for reimbursing reprocessing costs with respect to any shareholder that experiences an aggregate loss during any NAV Error Period of less than $25.

For purposes of this Section II.1:  (A) the NAV Difference means the difference between the NAV at which a shareholder purchase or redemption should have been effected ("Recalculated NAV'') and the NAV at which the purchase or redemption was effected divided by Recalculated NAV; (B) NAV Error Period means any Fund business day or series of two or more consecutive Fund business days during which an NAV Difference of $0.01 or more exists; (C) NAV Differences and any Service Provider liability therefrom are to be calculated each time a Fund's (or Class') NAV is calculated; (D) in calculating any amount for which Service Provider would otherwise be liable under this Agreement for a particular NAV error, Fund (or Class) losses and gains shall be netted; and (E) in calculating any amount for which Service Provider would otherwise be liable under this Agreement for a particular NAV error that continues for a period covering more than one NAV determination, Fund (or Class) losses and gains for the period shall be netted.
The client acknowledges and agrees that although the Service Provider's Services related to fair value pricing are intended to assist the Client and its Board in its obligations to price and monitor pricing of Fund investments, Service Provider is not responsible for the accuracy or appropriateness of pricing information or methodologies, including any fair value pricing information or adjustment factors.

Exhibit A
Form of Fee Letter
To: Allianz Variable Insurance Products Fund of Funds Trust
5701 Golden Hills Drive
Minneapolis, MN 55416

Date: February 21, 2018

Dear Brian,

We are writing to confirm the following fees which relate to the Services to be provided under the Services Agreement dated January 1, 2018, between the Client and the Services Provider. Capitalized terms used but not defined herein shall have the meaning given to them in the Services Agreement.
The Client agrees to pay all fees, expenses, charges, and obligations incurred from time-to-time for any services pursuant to the Services Agreement as determined in accordance with the terms of the fee schedule attached hereto as Attachment 1 (the "Fee Schedule"), the Services Agreement, and as may otherwise be agreed in writing from time-to-time between the Parties.
This fee letter may be executed in several counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.
By signing the acknowledgment below, you agree to this fee letter and the Fee Schedule. Please return a signed duplicate of this fee letter to Troy Huliba at 4400 Easton Commons, Suite 200, Columbus, Ohio 43219.
Sincerely,
  /s/ Jay Martin

Jay Martin
President, Citi Fund Services Ohio, Inc.

ACKNOWLEDGED AND AGREED TO:

   /s/ Brian Muench

By:       Brian Muench

Title:   President

Date:

Allianz Variable Insurance Products Fund of Funds Trust

Attachment 1 to Fee Letter
Fee Schedule

1.	FEES
The Client shall pay the following fees to Service Provider as compensation for the Services rendered hereunder.
All Fees shall be aggregated and paid monthly.

Annual Per Unit Fees:

Per Fund $46,000
Per Additional Class per Fund   $5,500
Per Fair Value portfolio   $5,500

Other Service Fees:

Annual Compliance Services Fees $67,758
Performance Reporting Services at agreed upon rates.

FORM N-PORT

(I) Tier	(II) Description	(III) Annual Fee (IV) (per Fund)
(V) Tier 1	(VI) All Fund of Funds and Equity Funds holding < 50 securities	(VII) $11,500
(VIII) Tier 2	(IX) Fixed Income Funds* holding 0-499 securities and Equity Funds holding 50-499 securities	(X) $14,000
(XI) Tier 3	(XII) All Fixed Income and Equity Funds holding > 500 securities	(XIII) $18,000
Sleeve Fee:    An additional fee will apply per sleeve $1,000

*Fixed Income Funds are defined in accordance with applicable regulation stating Fixed Income Funds are those which hold 25% of total net assets in fixed income securities.

Note:  Each Fund will be designated as a specific "tier" upon the commencement of the N-PORT filing service.  An annual review will be performed to certify the appropriate classifications are applied for the subsequent 12 month period.  The annual review will occur at the end of each calendar year and be effective on the first of January each year.  Any Fund launches will be reviewed at inception to ensure the appropriate "tier" is applied to the new Fund.

2.	Out-of-Pocket Expenses and Miscellaneous Charges:

In addition to the above fees, Service Provider shall be entitled to receive payment for the following out-of-pocket expenses and miscellaneous charges:

(A)	Reimbursement of Expenses. The Client shall reimburse Service Provider for its out-of-pocket expenses reasonably incurred in providing Services, including, but not limited to:

(i)	All freight and other delivery and bonding charges incurred by Service Provider in delivering materials to and from the Client and in delivering all materials to Shareholders;
(ii)
All direct telephone, telephone transmission, and telecopy or other electronic transmission and remote system access expenses incurred by Service Provider in communication with the Client or the Client's investment adviser or custodian, dealers, or others as required for Service Provider to perform the Services;

(iii)	The cost of obtaining security and issuer information;
(iv)	The cost of CD-ROM, computer disks, microfilm, or microfiche, and storage of records or other materials and data;
(v)
Costs of postage, bank services, couriers, stock computer paper, statements, labels, envelopes, reports, notices, or other form of printed material (including the cost of preparing and printing all printed material) which shall be required by Service Provider for the performance of services to be provided hereunder, including print production charges incurred;

(vi)	All copy charges;
(vii)	Any expenses Service provider shall incur at the written direction of the Client or a duly authorized officer of the Client;
(viii)	All systems-related expenses associated with the provision of special reports;
(ix)	The cost of tax data services;
(x)
Regulatory filing fees, industry data source fees, printing (including board book production expenses) and typesetting services, communications, delivery services, reproduction and record storage and retention expenses, and travel related expenses for board / client meetings; and

(xi)	Any additional expenses reasonably incurred by Service Provider in the performance of its duties and obligations under this Agreement.

(B)	Miscellaneous Service Fees and Charges. In addition to the amounts set forth in paragraphs (1) and 2(A) above, Service Provider shall be entitled to receive the following amounts from the Client:

(i)
System development fees, billed at the rate of $150 per hour, as requested and pre-approved by the Client, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to any of the Schedules hereto;

(ii)	Fees for development of custom interfaces pre-approved by the Client, billed at the rate of $15 per hour;
(iii)	Ad hoc reporting fees pre-approved by the Client, billed at the rate of $150 per hour;
(iv)	Expenses associated with the tracking of "as-of trades", billed at the rate of $50 per hour, as approved by the Client;
(v)	Charges for the pricing information obtained from third party vendors for use in pricing the securities and other investments of the Funds' portfolio;
(vi)	Expenses associated with Service Provider's anti-fraud procedures as it pertains to new account review;
(vii)	The Client's portion of SOC 1 (or any similar report) expenses, to the extent applicable;
(viii)	Check and payment processing fees; and
(ix)	Costs of rating services.

3.	Annual Fee Increase:

Commencing on the one-year anniversary of the Effective Date and  annually thereafter, with written notice to the Client at least 90 days prior to the annual contract anniversary, the Service Provider may annually increase the fixed fees and other fees expressed stated dollar amounts in this Agreement by up to an amount equal to the most recent annual percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled "All Services Less Rent of Shelter" or a similar index should such index no longer be published.  Service Provider shall provide Client with 60 days written notice prior to an increase, with the understanding that such notice shall not include the increase as such amount will not be known.